Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Rimini Street, Inc. on Form S-8/S-3 of our report dated March 16, 2017, with respect to our audits of the financial statements of GP Investments Acquisition Corp. (now known as Rimini Street, Inc.) as of December 31, 2016 and 2015, and for the year ended December 31, 2016, and for the period from January 28, 2015 (inception) through December 31, 2015, appearing in the Annual Report on Form 10-K of GP Investments Acquisition Corp. for the year ended December 31, 2016. We were dismissed as auditors on October 16, 2017 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
March 6, 2018